Exhibit 1
Hong Kong Exchange and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
CHINA UNICOM (HONG KONG) LIMITED
(Incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
ANNOUNCEMENT
The Board is pleased to disclose the operational statistics of the Group for the month of September 2009.
The board of directors (the “Board”) of China Unicom (Hong Kong) Limited (the “Company”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of September 2009.
Operational statistics for the month of September 2009 are as follows:

	September 2009

CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	142.799	million
Net Additions of GSM Cellular Service Subscribers	0.935	million

WIRELINE BUSINESS:

Aggregated Number of Local Access Subscribers	107.131	million
Net Additions of Local Access Subscribers	(0.508	) million

Aggregated Number of Broadband Subscribers	37.467	million
Net Additions of Broadband Subscribers	0.869	million

Notes:
1	All the Aggregated Numbers recorded for the month of September 2009 are aggregated data reported at 24:00 on 30 September 2009.

2	The accounting period of all Net Additions for the month of September 2009 is the period commencing from 0:00 on 1 September 2009 to 24:00 on 30 September 2009.
Caution Statement
The Board wishes to remind investors that the above operational statistics for the month of September 2009 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
As at the date of this announcement, the board of directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu

Non-executive Directors:	Cesareo Alierta Izuel and Jung Man Won

Independent Non-executive Directors:	Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming, John Lawson Thornton and Timpson Chung Shui Ming

By Order of the Board
CHINA UNICOM (HONG KONG) LIMITED
CHU KA YEE
Company Secretary

Hong Kong, 20 October 2009

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